          February 28, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

          Commissioners:

We have read the statements made by Quaker Investment Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of Quaker Investment Trust dated February 28, 2012.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

             /s/ PricewaterhouseCoopers LLP

           PricewaterhouseCoopers LLP